Contact:  Lisa Collins/lisacollins@msn.com
Marcy Monyek and Associates
312/263-2135

       DAUPHIN COMPLETES ACQUISITION OF R.M. SCHULTZ & ASSOCIATES, INC.

PALATINE, ILLINOIS, June 9, 1997. DAUPHIN Technology, Inc., a developer and manufacturer of mobile computer products, today announced completion of its acquisition of R.M. Schultz & Associates, Inc. (RMS), an electronics contract manufacturing firm based in McHenry, Illinois. RMS is now a wholly owned subsidiary of Dauphin Technology, Inc.

Dauphin acquired all outstanding shares of RMS in a stock-for-stock exchange, in addition to a $750,000.00 minimum capital infusion towards the operations of RMS. The RMS subsidiary will continue its operations at its McHenry facility where it reported approximately $5 million in sales for the past fiscal year. Dauphin also entered into an employment agreement with Richard M. Schultz, founder and president of RMS. According to the terms of the agreement, Mr. Schultz will continue to oversee operations at RMS and will report to the Board of Directors.

Andrew Kandalepas, President, CEO, and Chairman of the Board for Dauphin Technology, Inc., commented: "I am excited about bringing RMS on board.
Dauphin no longer depends on a single product or a single revenue stream. We are moving forward according to our strategic plan which focuses on diversification through acquisitions and which, I am confident, will bring about Dauphin's short and long-term success."

"Our pooling of resources with Dauphin's will mean more support, more products and more sales for RMS and Dauphin" said Rick Schultz, President of RMS. "Dauphin's capital infusion will strengthen RMS's operation and will assist RMS to move to a new level of capability." Schultz continued.

The acquisition of RMS is pursuant to Dauphin's strategic business plan to become a diversified holding company. Dauphin's executive committee actively continues to investigate other growth possibilities for the Company via additional strategic partnering/acquisitions.

Dauphin also announced the appointment of Mr. Paul Bunnell as Director of Acquisitions to strengthen its focus on the Company's expansion plan. Mr. Bunnell, also a member of Dauphin's Board of Directors, commented: "The synergy between Dauphin and RMS fits squarely within the Company's strategic plan and is
just the first step towards attaining Dauphin's goal of diversification."   Mr.
Bunnell continues, "We are eager now to move forward with the other potential acquisitions currently under consideration."

Dauphin is publicly traded and listed on the over-the-counter bulletin board under the stock symbol DNTK.